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                                                                                                        Exhibit 12.1
                                                                                                        8/19/2003
                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002
                       and the six months ended June 2003

                                                                                                                              Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                                   Year ended December 31,                  June
                                                         ---------------------------------------------------------------------------
                                                          1998         1999      2000          2001           2002            2003
                                                                           ----------------------Thousands of Dollars---------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings Before Income Taxes                    $    91,774   $  90,939  $  91,457   $  106,391      $  120,905      $ 122,104
  Interest expense, net of amounts capitalized          23,746      27,969     28,101       23,568          18,650          7,537
  Distributions on preferred securities of subsidiary    2,712       2,712      2,712        2,712           3,016          1,260
      AFUDC - Debt funds                                     0           0          0            0               0              0
                                                   -----------   ---------  ---------   ----------      ----------      ---------
         Earnings as defined                       $   118,232   $ 121,620  $ 122,270   $  132,671      $  142,571      $ 130,901
                                                   ===========   =========  =========   ==========      ==========      =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $    20,567   $  20,455  $  24,595   $   18,187      $   14,318      $   5,526
   Interest on affiliated loans                              0           0          0        1,002             206             55
   Interest on interim  obligations                        943       2,750      2,450        1,518               0              0
   Amort of debt disc, premium  and expense, net         1,446       1,432      1,313          954           1,021            542
   Other interest  charges                                 790       3,332       (257)       1,907           3,105          1,414
  Distributions on preferred securities of subsidiary    2,712       2,712      2,712        2,712           3,016          1,260
                                                   -----------   ---------  ---------   ----------      ----------      ---------
         Fixed charges as defined                  $    26,458   $  30,681  $  30,813   $   26,280      $   21,666      $   8,797
                                                   ===========   =========  =========   ==========      ==========      =========



RATIO OF EARNINGS TO FIXED CHARGES                        4.47        3.96       3.97         5.05            6.58            14.88


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